Amendment No. 1 to Distribution Agreement

         This Amendment No. 1 to the Distribution Agreement dated as of December 15, 2006 (the "Amendment") by and between Legg Mason Growth Trust, Inc. (the "Fund") and Legg Mason Investor Services, LLC ("Distributor").

         WHEREAS, the Fund and Distributor entered into a Distribution Agreement dated November 1, 2006 ("Agreement") pursuant to which the Fund appointed Distributor as principal underwriter and distributor in connection with the offering and sale of shares of the Fund;

         WHEREAS, the Fund and Distributor desire to amend the Agreement to clarify that, to the extent the Fund is a party to and/or provide indemnification with respect to any dealer or similar agreement with a qualified intermediary for the performance of distribution or shareholder related services, Distributor shall pay on the Fund's behalf any and all amounts that the Fund may be required to pay under such agreements; and

         WHEREAS, all capitalized terms used in this Amendment and not defined herein shall have the meaning ascribed to them in the Agreement.

         NOW THEREFORE, in consideration of these promises and mutual covenants herein contained, it is agreed as follows:

         1. Section 9. Section 9(d) is hereby added to the Agreement as follows:

           (d) Notwithstanding anything herein to the contrary, to the extent the Investment Company is a party to and/or provides indemnification with respect to any dealer or similar agreement with a Qualified Intermediary for the performance of Distribution Services or Shareholder Services as provided for in Section 2 of this Agreement, the Distributor agrees to pay on the Investment Company's behalf, any and all amounts that the parties may be required to pay to such Qualified Intermediary pursuant to the Indemnification provision of such dealer or similar agreement, except to the extent such Indemnification obligations are directly and proximately caused by any act or failure to act by the Investment Company or from the gross negligence or wilful malfeasance by the Investment Company.

         2. Other Terms. Except as specifically amended herein, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect and are ratified and confirmed in all respects by Fund and Distributor.

         IN WITNESS THEREOF, the parties hereto caused this Amendment to be executed by their officers thereunto duly authorized.


Legg Mason Growth Trust, Inc.                  Legg Mason Investor Services, LLC

By: /s/ Gregory Merz                           By: /s/ Joseph M. Furey
    ----------------                               -------------------
Name: Gregory Merz                             Name:  Joseph M. Furey
      ---------------                               --------------------
Title: Vice President and Chief Legal          Title: General Counsel and
       Officer                                        Secretary
       ------------------------------               ---------------------